NEWS RELEASE
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FOR IMMEDIATE RELEASE                               www.abraxaspetroleum.com

FOR MORE INFORMATION CONTACT:
JACK M. RONEY
DIRECTOR OF CORPORATE DEVELOPMENT

                     ABRAXAS PETROLEUM CORPORATION ANNOUNCES
                  PRICING OF $60 MILLION SENIOR NOTES OFFERING

SAN ANTONIO,  TX - (January 21, 1998) - Abraxas Petroleum  Corporation  (NASDAQ:
AXAS) announced today that it has priced a private offering of $60 million principal amount of 11.5% Senior Notes due 2004, Series C, an Add-On to the Company's existing $215 million Series B Notes. The notes bear a stated coupon rate of 11.5%, but were priced at approximately 106.75% of par to yield a minimum "yield to worst" of 9.69%. Canadian Abraxas Petroleum Limited, Abraxas' Canadian subsidiary, is a co-issuer of the notes.

The net proceeds will be used to re-pay bank debt which was incurred primarily for corporate acquisitions and to fund a portion of the Company's 1998 capital expenditure budget. The new notes are being issued pursuant to an underwritten Rule 144A offering. The notes have not been registered under the Securities Act of 1933.

Moody's Investor Services and Standard & Poor's confirmed ratings of B-2 and Single-B, respectively, for both the $60 million proposed issue and the existing $215 million notes. Closing is expected to occur on January 27, 1998.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploration and production company that also processes natural gas. It operates primarily along the Texas Gulf Coast, in the Permian Basin of western Texas, western Canada and southwestern Wyoming.

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Safe Harbor for  forward-looking  statement:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.



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